Exhibit 99.B(a)(5)

SSgA FUNDS

AMENDMENT NO. 26 TO

THE FIRST AMENDED AND RESTATED MASTER TRUST AGREEMENT

Establishing a Trustee Mandatory Retirement Policy

Requiring an Investment in the Trust by the Trustees

THIS AMENDMENT NO. 26 to the First Amended and Restated Master Trust Agreement, dated October 13, 1993, as amended (also referred to as the Agreement and Declaration of Trust), is made as of the 25th day of April, 2008:

WITNESSETH:

WHEREAS, at a duly constituted meeting of the Trustees held on July 10, 2006, the Trustees determined to establish a mandatory retirement policy for the Trust’s Trustees and adopted the following resolution:

“RESOLVED, that a mandatory retirement policy whereby every Trustee submit his or her resignation to the Governance Committee Chair upon reaching the age of 75 and annually every year thereafter be, and it hereby is, adopted.”

and

WHEREAS, at a duly constituted meeting of the Trustees held on July 10, 2006, the Trustees determined that it is desirable for each of the Trust’s Trustees to maintain a personal investment in one or more of the Trust’s sub-trusts and adopted the following resolution:

“RESOLVED, that a minimum investment in the SSgA Funds threshold for all compensated Trustees be, and hereby is established, whereby each Trustee should invest in the SSgA Funds an amount at least equal to one year of his or her base retainer, and that a new Trustees should have a reasonable amount of time to so invest after his or her election.”

and

WHEREAS, the Trustees have the authority under Article VII, Section 7.3 of the Agreement to amend the Agreement to provide for the foregoing items;

NOW, THEREFORE,

1.                                       Article III, Section 3.1(a) of the Agreement and Declaration of Trust is hereby deleted in its entirety and replaced with the following:

“(a) Trustees.  The Trustees hereof and of each Sub-Trust may either be persons who are not “interested persons” of the Trust as defined by the 1940 Act (the “Independent Trustees”), or persons who are interested persons of the Trust.  The composition of the Trust’s Board of Trustees will be determined, from time to time, by a

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majority of the Trust’s Independent Trustees in accordance with the requirements of the 1940 Act or other applicable law.

2.                                       Article III, Section 3.1(d) of the Agreement and Declaration of Trust is hereby amended by:

(a)          inserting “(i)” on the first line of that sub-section prior to the word “Any” and by  striking the words “or retire” in the first line of this newly designated sub-section (i);

(b)         striking the words “or retirement” on the third line of this newly designated sub-section (i) and replacing the period following the word “hereunder” in this newly designated sub-section (i) with the text “; and” ; and

(c)          inserting a line break and the following text following such line break:

“(ii) A majority of the Trust’s Independent Trustees may, from time to time, adopt policies related to the retirement of the Trust’s Independent Trustees or the compensation due to retired Independent Trustees.  Any of the Trust’s Independent Trustees will automatically and without any further action cease to be a Trustee when required to retire according to the terms of any retirement policy that the Trust’s independent Trustees may adopt.”

3.                                       Article III, Section 3.1 of the Agreement and Declaration of Trust is hereby amended by inserting the following new clause (i):

“(i)                               Investments in the Trust.  A majority of the Trust’s Independent Trustees may, from time to time, adopt policies related to monies that the Trust’s Independent Trustees must personally invest in one or more of the Trust’s Sub-Trusts.”

The undersigned hereby certifies that the Amendment set forth above has been duly adopted in accordance with the provisions of the Master Trust Agreement.

IN WITNESS WHEREOF, the undersigned has hereunto set her hand as of the day and year first above written.

SSgA FUNDS

/S/ Carla L. Anderson
Carla L. Anderson
Assistant Secretary

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